Filed Pursuant to Rule 433

Registration No. 333-212571

Barclays Trailblazer Sectors 5 Index Weekly Performance Report as of April 07, 2017 Index Overview The Barclays Trailblazer Sectors 5 Index (the “Index”) : Based on principles of Modern Portfolio Theory, the Index aims to select a dynamic portfolio that has the highest expected return (as determined by the index methodology) without exceeding a specified level of risk • Provides exposure to the US equity sectors and fixed income assets underlying the Index via ETFs, as well as cash* • Uses historical volatility, not historical performance, to determine expected risk and return • Targets a 5% volatility level by adjusting exposure to the allocated portfolio with a maximum exposure of 150% and a minimum exposure of 0% • The portfolio can be rebalanced (subject to certain rebalance constraints) as often as daily if any of the three triggers occur: (1) There is a difference of at least 10% between actual current allocation to equities or fixed income and the allocation in a theoretically “optimal” portfolio determined by the index on any day (2) Portfolio volatility exceeds the target volatility (5%) by more than 1% (3) Volatility of any underlying constituent has changed by 5% or more since the last rebalancing • No caps or floors on each individual component's weights • Calculated on an excess return basis, reflecting the weighted performance of the components comprising the Index, excluding a cash rate that accrues daily at a rate equal to the ICE LIBOR USD 3 month rate (as a result, the excess return of the cash component is zero) • On a daily basis, an index fee is deducted from the Index Ticker Volatility Target Live Date Constituents BXIITBZ5 Index 5% July 5, 2016 US Equities ETFs, Fixed Income ETFs, Cash* 0.85% per annum Index Fee 250 Weights as of April 07, 2017 Cash* 0.01% 200 XLE 7.49% 150 XLF 18.77% MBB 38.03% 100 50 XLV 5.31% 0 TLT 30.39% ** For purposes of these examples, each index was set equal to 100 at the beginning of period (December 31, 2003). The “S&P 500® (Excess Return)” and “Barclays Aggregate Bond (Excess Return)” refer to hypothetical indices calculated by Barclays by deducting 3-month USD LIBOR from the total return version of the relevant index. Comparative Historical Performance Statistics - April 07, 2017 Weights as of March 31, 2017 Barclays S&P 500 ® Cash* 0.01% XLE 7.44% (Excess Bond Sectors 5 Control Return) XLF 18.94% Return (Not Annualized) Since BXIITBZ5 Live Date*** -0.19% 13.80% 6.44% -2.96% MBB 38.00% 3 Year Annualized Return 4.74% 10.24% 3.03% 2.11% XLV 5.30% 5 Year Annualized Volatility 5.14% 12.73% 5.01% 3.15% 10 Year Correlation to BXIITBZ5 *** Return (Not Annualized) Since BXIITBZ5 Index Live Date which is July 5, 2016 N/A 42% 50% 45% TLT 30.32% Equities Bond Cash* Consumer Staples Select Consumer Discretionary Materials Energy Select Financial Industrial Technology Utilities Select Health Care iShares® U.S. iShares® iShares® 20+ Name iShares® MBS ETF Index Select Sector Sector SPDR® Select Sector Select Sector Select Sector Sector SPDR® Select Sector Real Estate ETF iBoxx $ High Year Treasury ® Fund SPDR® Fund SPDR® Fund SPDR® Fund Sector SPDR Select Sector SPDR® Fund SPDR® Fund Fund Yield ETF Bond ETF SPDR® Fund Fund Ticker BXIITBZ5 XLB XLE XLF XLI XLK XLP XLU XLV XLY IYR HYG TLT MBB Performance Attribution -0.08% - 0.06% -0.21% - - - - 0.00% - - - 0.07% 0.01% 0.00% * Cash accrues interest daily at a rate equal to 3-month USD LIBOR and then, when calculated on an excess return basis, 3-month USD LIBOR is deducted from its performance. As a result, the cash component earns zero return. Source: Barclays, Bloomberg. Pre-inception period: Index Base Date is December 31, 2003. Index Live Date is July 5, 2016. Historical and hypothetical/simulated performance is not indicative of future performance. Performance data reflect all costs/fees incorporated in the index formula, but do not reflect additional fees that may apply to a product linked to the index. See Historical Index Performance Disclaimer for further information. For more information about the index, please see the website http://trailblazer.barclays.com. Dec-03 Dec-04 Dec-05 Dec-06 Dec-07 Dec-08 Dec-09 Dec-10 Dec-11 Dec-12 Dec-13 Dec-14 Dec-15 Dec-16 Live Period Performance Attribution from April 03, 2017 to April 07, 2017 5 Year Sharpe Ratio1.20 1.03 0.85 0.57 5 Year Annualized Return 6.18% 13.16% 4.24% 1.80% 1 Year Annualized Return 5.78% 16.81% 6.90% -0.74% ®Barclays Trailblazer S&P 500 Daily Risk Aggregate (BXIITBZ5) Return)5% ER(Excess Barclays Trailblazer Sectors 5 (BXIITBZ5) S&P 500® (Excess Return) S&P 500® Daily Risk Control 5% Excess Return Barclays Aggregate Bond (Excess Return) Pre-inception period Hypothetical Historical Performance - December 31, 2003 to April 07, 2017** Index Portfolio Weights

Barclays Trailblazer Sectors 5 Historical Performance - April 07, 2017 Historical Portfolio Allocations and Leverage-April 07, 2017 Equties Fixed Income Cash* Leverage 150% 125% 100% 75% 50% 25% 0% Dec-03 Dec-04 Dec-05 Dec-06 Dec-07 Dec-08 Dec-09 Dec-10 Dec-11 Dec-12 Dec-13 Dec-14 Dec-15 Dec-16 * Cash accrues interest daily at a rate equal to 3-month USD LIBOR and then, when calculated on an excess return basis, 3-month USD LIBOR is deducted from its performance. As a result, the cash component earns zero return. Source: Barclays, Bloomberg. Pre-inception period: Index Base Date is December 31, 2003. Index Live Date is July 5, 2016. Historical and hypothetical/simulated performance is not indicative of future performance. Performance data reflect all costs/fees incorporated in the index formula, but do not reflect additional fees that may apply to a product linked to the index. See Historical Index Performance Disclaimer for further information. For more information about the index, please see the website http://trailblazer.barclays.com. Glossary of Key Terms • Volatility is a measure of the degree of movement of the price or level of an asset over a period of time and is commonly used as a tool to measure the riskiness of the asset. • Correlation is a measure of the degree to which the returns of assets move together or in the opposite direction during a specified period of time. • Sharpe Ratio is a tool used to calculate risk-adjusted returns of an asset (or index), and is calculated in this document by measuring the return generated by the relevant index over a period of time and dividing that return by the volatility of the index over that same period. • “Index Base Date” refers to the date on which the level of the Index was first calculated on a hypothetical back-tested basis. • “Index Live Date” refers to the date on which the level of the Index was first calculated and published to a public pricing source. The Index Live Date is also sometimes referred to as the “inception date” or the “launch date”. Key Risks • The Index strategy may be unsuccessful. The Index utilizes historical volatility to predict future returns and future volatility. If historical volatility proves to be a poor measure of predicting future returns and future volatility the Index portfolio may perform poorly and may underperform alternative portfolios selected using a different rationale. • The volatility control mechanism may not achieve its intended goal, and the index may not achieve its target volatility of 5%. In addition, when the Index’s exposure to its portfolio is greater than 100%, any negative performance of the portfolio will be magnified and the level of the Index may decrease significantly. • The Index includes deductions for a fee of 0.85% per annum and a cost equal to the 3-month US dollar LIBOR rate. These deductions will reduce Index performance. The Index will underperform similar portfolios from which these fees and costs are not deducted. • The Index portfolio may at any time be invested in only one or a small number of components, which may produce lower returns than an investment in a more diversified pool of assets. • Any exposure to cash in the Index portfolio will earn no return. In addition, if the volatility control mechanism of the Index causes exposure to the underlying portfolio to be less than 100%, the difference will be uninvested and earn no return. • The Index has a limited performance history and may perform in an unanticipated manner. • The performance of the Index is subject to risks associated with its underlying components. Live Period Pre-inception period Monthly and Annual Excess Returns (light blue background denotes live data) JanFeb Mar Apr May JunJulAug Sep Oct Nov Dec Year Rebalances 2004 1.58% 1.55% 0.44% -2.98% -0.77% 0.89% -0.52% 1.72% 0.73% 2.18% 0.89% 2.18% 8.06% 7 2005 -0.12% 1.22% -1.80% -0.11% 1.99% 0.87% 0.85% 0.85% -1.44% -3.59% 1.22% 0.71% 0.51% 6 2006 1.29% -0.34% -1.62% -0.71% -2.20% -0.03% 0.72% 1.74% 1.26% 2.22% 2.33% -1.15% 3.43% 5 2007 0.53% 0.16% -0.21% 1.97% -0.13% -2.88% -1.36% 1.16% 1.13% 0.90% 0.57% -0.31% 1.46% 14 2008 -1.75% -0.68% 0.36% 0.58% -0.11% -1.81% -0.73% 0.72% -2.43% -3.07% 1.51% 2.49% -4.95% 37 2009 -2.68% -1.66% 1.57% -0.18% -0.08% 0.18% 1.31% 0.65% 1.63% -0.82% 1.93% -1.53% 0.20% 29 2010 0.11% 0.49% 0.75% 2.20% -0.11% 1.73% 2.38% 1.91% 0.97% -0.03% -0.68% 0.24% 10.38% 15 2011 -0.17% 1.61% 0.51% 2.69% 1.47% -1.84% 1.35% -0.38% 0.49% 1.36% 0.44% 2.04% 9.93% 15 2012 0.79% 0.33% -1.04% 1.63% 1.13% 1.78% 2.74% -0.13% -0.08% -0.37% 0.67% -0.69% 6.89% 7 2013 1.64% 1.67% 2.29% 3.81% -2.83% -1.57% 0.42% -1.15% 1.05% 1.65% 0.33% 0.26% 7.63% 7 2014 0.70% 1.75% 0.80% 1.30% 2.99% 1.41% -0.71% 3.55% -1.94% 1.30% 1.67% 1.20% 14.84% 10 2015 1.59% -0.15% -0.58% -0.38% -0.81% -1.52% 1.36% -4.47% -0.36% 1.30% -0.25% -1.49% -5.74% 16 2016 0.38% 0.52% 1.66% 0.89% 0.68% 3.98% 1.60% 0.05% -1.18% -1.37% 0.02% 0.41% 7.80% 13 2017 0.64% 1.93% -1.41% -0.08% 1.13% 1

Historical Index Performance Disclaimer The following communication includes historical performance data related to select indices developed and published by Barclays Bank PLC (“Barclays”). This disclaimer is intended to highlight the risks inherent in assessing such performance data. Historical index performance can be assessed with respect to the index inception date: Pre-inception index performance Pre-inception index performance refers to the period prior to the index inception date (defined as the period from the Index Base Date to the Index Live Date). This performance is hypothetical and back-tested using criteria applied retroactively. It benefits from hindsight and knowledge of factors that may have favorably affected the performance and cannot account for all financial risk that may affect the actual performance of the index. It is in Barclays’ interest to demonstrate favorable pre-inception index performance. The actual performance of the index may vary significantly from the pre-inception index performance. You should not rely on hypothetical index performance information. Post-inception index performance Post-inception index performance refers to the period after the index inception date (defined as the period from the Index Live Date to the date of this presentation, unless otherwise stated). This performance is actual historical performance of the index. Historical performance is not indicative of future performance. All index performance data included in this communication are accompanied by a footnote specifying the relevant Index Base Date and Index Live Date. The Index Live date is defined as the date on which the index rules were established and the index was first published. Actual historical performance is highlighted in blue. Hypothetical performance is not highlighted. Historical index performance is provided for a period of at least 10 years, unless the instruments underlying the index were only available or sufficiently liquid for a lesser period. In that case, historical index performance is provided from the time when the instruments underlying the index were available or sufficiently liquid. Performance, volatility, Sharpe ratio, correlation data and maximum drawdown data are calculated using daily returns. Disclaimers This document has been prepared by Barclays Bank PLC ("Barclays") or an affiliate, for information purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays. 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